Exhibit 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MIMEDX ANNOUNCES $10 MIILLION INCREASE TO STOCK REPURCHASE PROGRAM

Marietta, Georgia, January 6, 2015 (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spinal, Sports Medicine, Ophthalmic and Dental sectors of healthcare, announced today its Board of Directors increased the Company’s authorization for its share repurchase plan from $10,000,000 to $20,000,000. The $20,000,000 authorization announced today amends the $10,000,000 authorization approved in May 2014.
The timing and amount of repurchases, if any, will depend upon the Company's stock price, economic and market conditions, regulatory requirements, and other corporate considerations. The Company may initiate, suspend or discontinue purchases under the stock repurchase program at any time.
Parker H. “Pete” Petit, Chairman & CEO, commented, “Our Board of Directors feel strongly that taking advantage of the market’s overreaction to recent events is a good use of our capital. As we previously announced, we will exceed our guidance for both the fourth quarter and full year 2014, and we have not changed our 2015 guidance. The fundamentals of our business have not changed since our Analyst Day conference on October 14, 2014, where we conducted educational presentations about our clinical and scientific studies, reimbursement coverage, strategic and tactical plans, Company performance and prospects.”

About MiMedx

MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 300,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of using the Company’s capital for the stock repurchase program and the Company’s expectations for 2015. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated

by such forward-looking statements include the risks inherent with the use of the Company’s capital to repurchase stock, that the Company may not achieve its forecast for 2015, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013, and the most recent Form 10-Q. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.